Exhibit 99.1

RadioShack Reports Financial Results for Fourth Quarter and Full Year 2012

FORT WORTH, TX, February 26, 2013 — RadioShack Corporation (NYSE: RSH) reports results for the fourth quarter and full year ended December 31, 2012.  All comparisons are versus the same comparable period of the prior fiscal year unless otherwise noted.

FOURTH QUARTER SUMMARY

•	Total net sales and operating revenue were $1.3 billion, compared to $1.4 billion last year. Comparable store sales were down 7% driven by a decline in the mobility and consumer electronics platforms.

•	Consolidated gross profit was $447 million, or 34% of net sales, compared with $482 million last year, or 35% of net sales.

•	Consolidated selling, general and administrative (SG&A) expenses were $409 million, or 32% of net sales, compared with $431 million last year, or 31% of net sales.

•	Operating income was $17 million compared to $31 million last year.

•	Income tax expense was $66 million including a $67 million one-time non-cash charge which increased the valuation allowance against our U.S. federal and state net deferred tax assets.

•
Net loss of $63 million, or $0.63 per diluted share, including the non-cash valuation allowance for deferred tax assets, compared to net income of $12 million last year. The company generated income before tax of $3 million in the fourth quarter of 2012.

•	The company continues to have a strong balance sheet and total liquidity of $926 million at year end.

•	On February 8, the company announced the appointment of Joseph C. Magnacca as its new CEO.

Dorvin D. Lively, executive vice president, chief financial officer and chief administrative officer of RadioShack Corp., said, “Overall, the fourth quarter continued to be impacted by challenges similar to those of the first three quarters of the year. The most significant contributing factor to the decline in our performance was the postpaid wireless business which saw a decline in transaction volume across the year, combined with a lower margin rate.  However, I am pleased with the progress we have made in improving other aspects of our business. The gross margin rate for all of our business, excluding mobility, was flat with 2011 with significant improvement in our consumer electronics business.  We have improved and strengthened our high-margin signature platform, which generated sales growth in each quarter of 2012. Additionally, our no-contract phone and tablet businesses generated sales and gross profit improvement.”

FULL YEAR SUMMARY

•	Total net sales and operating revenue were $4.3 billion, compared to $4.4 billion last year. Comparable store sales were down 3.5%.

•
Consolidated gross profit was $1.6 billion, or 37% of net sales, compared with $1.8 billion last year, or 41% of net sales.  Gross profit dollar performance was negatively impacted by both a decline in postpaid units sold versus last year and a decrease in the gross margin rate due to a higher mix of smart phones.

•
Consolidated selling, general and administrative (SG&A) expenses were $1.5 billion, or 36% of net sales, compared with $1.6 billion last year, or 36% of net sales. Excluding one-time charges in 2011 relating to a contract termination and plant closure and from 2012 relating to severance costs, SG&A declined $24 million versus last year.

•	Operating loss was $61 million compared to operating income of $155 million last year.

•	Income tax expense was $25 million including a $69 million one-time non-cash valuation allowance against our U.S. federal and state net deferred tax assets.

•	Net loss of $139 million, or $1.39 per diluted share, including the non-cash valuation allowance for deferred tax assets, compared to net income of $72 million last year.

Mr. Lively added, “Importantly, we have taken a number of significant steps to better position the company for the transformation of our business.  We increased our liquidity by issuing $175 million of new financing which will refinance nearly half of the 2013 debt maturity, and we repurchased a significant portion of this maturity at a discount in 2012. We are terminating our agreement to operate the Target Mobile locations, a business that generated losses since inception. We reduced our overall SG&A expenses and implemented a reduction in force during the third quarter. Our financial position and balance sheet are strong, and we had liquidity of $926 million at year end.”

“Looking ahead, we will be focused on stabilizing the profitability of our business as well as our growth initiatives.  Our new CEO, Joe Magnacca, joined RadioShack on February 11.  With the addition of Joe and other new senior executives, we now have a strong management team in place focused on rebuilding the business and leading the company into the future.”

CASH, LIQUIDITY AND CAPITAL SPENDING

The company ended the year with total liquidity of $926 million, including cash and cash equivalents of $536 million and $391 million of availability under the $450 million asset-based revolving credit facility that expires in January 2016.

The company’s total debt was $778 million on December 31, 2012.  The Convertible Notes due August 1, 2013 had a remaining aggregate principal amount of $287 million on December 31, 2012. The balance of the company’s debt comes due in 2016 or later.

Capital expenditures totaled $68 million for the full year compared to $82 million last year.  The company expects capital expenditures will be between $70 million to $90 million in 2013.

TARGET MOBILE SEGMENT

The company announced in January 2013 that it will exit the Target Mobile business no later than April 8, 2013. This business has generated losses since inception. RadioShack began operating the postpaid wireless mobility kiosk in Target retail locations beginning in 2009 and operated 1,522 locations on December 31, 2012.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on March 12, 2013. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or for callers outside the United States at (617) 801-6888. The replay pass code will be 48338361.

For more information about the company, refer to the RadioShack Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the company’s financial condition; availability of products and services and other risks associated with the company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  Additional information regarding these and other factors is included in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2012.

ABOUT RADIOSHACK CORPORATION
RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs more than 34,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes more than 4,600 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and more than 1,000 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In millions, except per share amounts)	2012	2011	2012	2011
Net sales and operating revenues	$1,296.1	$1,386.9	$4,257.8	$4,378.0
Cost of products sold	849.0	904.5	2,696.0	2,567.2
Gross profit	447.1	482.4	1,561.8	1,810.8

Operating expenses:
Selling, general and administrative	408.6	431.1	1,529.0	1,577.4
Depreciation and amortization	17.8	19.4	72.3	75.2
Impairment of long-lived assets and goodwill	3.4	1.4	21.4	3.1
Total operating expenses	429.8	451.9	1,622.7	1,655.7

Operating income (loss)	17.3	30.5	(60.9)	155.1

Interest income	0.6	0.9	1.9	3.1
Interest expense	(15.3)	(13.6)	(54.5)	(46.8)
Other loss	--	--	(0.6)	(4.1)

Income (loss) from continuing operations before income taxes	2.6	17.8	(114.1)	107.3
Income tax expense	65.9	5.9	25.3	40.2

(Loss) income from continuing operations	(63.3)	11.9	(139.4)	67.1
Discontinued operations, net of income taxes	--	--	--	5.1

Net (loss) income	$(63.3)	$11.9	$(139.4)	$72.2

Basic and diluted net (loss) income per share:
(Loss) income per share from continuing operations	$(0.63)	$0.12	$(1.39)	$0.65
Income per share from discontinued operations	--	--	--	0.05
Net (loss) income per share	$(0.63)	$0.12	$(1.39)	$0.70

Shares used in computing net (loss) income per share:

Basic	100.2	100.0	100.1	102.5

Diluted	100.2	100.4	100.1	103.3

Comprehensive (loss) income	$(64.1)	$11.1	$(135.0)	$64.6

RADIOSHACK CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$535.7	$591.7
Accounts and notes receivable, net	452.5	360.6
Inventories	908.3	744.4
Other current assets	85.4	116.1
Total current assets	1,981.9	1,812.8

Property, plant and equipment, net	239.0	270.2
Goodwill, net	36.6	37.0
Other assets, net	41.6	55.1
Total assets	$2,299.1	$2,175.1

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$278.7	$--
Accounts payable	435.6	348.2
Accrued expenses and other current liabilities	263.9	287.9
Total current liabilities	978.2	636.1

Long-term debt, excluding current maturities	499.0	670.6
Other non-current liabilities	223.2	115.1
Total liabilities	1,700.4	1,421.8

Stockholders’ equity	598.7	753.3
Total liabilities and stockholders’ equity	$2,299.1	$2,175.1

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Year Ended
	December 31,
(In millions)	2012	2011
Cash flows from operating activities:
Net (loss) income	$(139.4)	$72.2
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation and amortization	80.7	83.1
Amortization of discounts on long-term debt	16.3	16.3
Impairment of long-lived assets and goodwill	21.4	3.1
Stock-based compensation	7.1	5.4
Deferred income taxes	68.9	35.2
Other non-cash items	4.9	0.1
Changes in assets and liabilities:
Accounts and notes receivable	(93.9)	15.6
Inventories	(161.6)	(24.1)
Other current assets	29.2	(11.4)
Accounts payable	58.5	46.2
Accrued expenses and other liabilities	(23.8)	(23.2)
Liability for unrecognized tax benefits	101.2	3.8
Other	(12.5)	(4.4)
Net cash (used in) provided by operating activities	(43.0)	217.9

Cash flows from investing activities:
Additions to property, plant and equipment	(67.8)	(82.1)
Changes in restricted cash	(26.5)	--
Other investing activities	0.1	2.0
Net cash used in investing activities	(94.2)	(80.1)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	175.0	322.5
Payments of debt issuance costs	(7.3)	(7.1)
Principal amount of long-term debt repayments	(88.1)	(306.8)
Payments of dividends	(24.9)	(49.6)
Changes in cash overdrafts	26.5	32.8
Purchases of treasury stock	--	(113.3)
Proceeds from exercise of stock options	--	6.0
Net cash provided by (used in) financing activities	81.2	(115.5)

Net (decrease) increase in cash and cash equivalents	(56.0)	22.3
Cash and cash equivalents, beginning of period	591.7	569.4
Cash and cash equivalents, end of period	$535.7	$591.7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2012	2011	2012	2011

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$1,036.1	$1,124.0	$3,456.5	$3,663.3
Target Mobile centers	124.7	142.7	426.5	342.4
Other	135.3	120.2	374.8	372.3
	$1,296.1	$1,386.9	$4,257.8	$4,378.0

Operating income (loss):
U.S. RadioShack company-operated stores	$112.3	$145.5	$337.7	$530.2
Target Mobile centers	0.7	(6.9)	(37.5)	(21.0)
Other	12.0	10.4	36.3	20.9
	125.0	149.0	336.5	530.1

Unallocated	(107.7)	(118.5)	(397.4)	(375.0)
Operating income (loss)	17.3	30.5	(60.9)	155.1

Interest income	0.6	0.9	1.9	3.1
Interest expense	(15.3)	(13.6)	(54.5)	(46.8)
Other loss	--	--	(0.6)	(4.1)
Income (loss) from continuing operations before income taxes	$2.6	$17.8	$(114.1)	$107.3